Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (File No. 333-259183), filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated May 3, 2021 with respect to the audited consolidated financial statements of Liberty Star Uranium & Metals Corp. for the year ended January 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
January 27, 2023